MG High Yield Bond Fund 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Healthsouth	Tenet Healthcare	Hangar Orthopedics
Underwriters	UBS, DB AB, 1st Union, Chase	DLJ, JPMorgan, BofA, Merrill	DB AB
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	HRC 10.75%, 10/1/08	THC 9.25%, 9/1/10	HGR 11% 6/15/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	Lead
Name of underwriter or dealer from which purchased	UBS	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	9/20/00	6/13/00	6/16/99

Total dollar amount of offering sold to QIBs	$ 350,000,000	$ 400,000,000	$ 150,000,000
Total dollar amount of any concurrent public offering	$ -	$ -	$ -
Total	$ 350,000,000	$ 400,000,000	$ 150,000,000

Public offering price	$ 99.34	$ 100.00	$ 100.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	2.50%	1.125%	3.00%
Rating	Ba3/BB+	Ba1/BB+	B3/B-
Current Yield	10.820%	9.25%	11.00%
Total par value of purchased	$ 2,000,000	n/a	n/a
Dollar amount of purchase	$ 1,986,760	n/a	n/a
% of offering purchased by fund	0.57%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	0.57%	n/a	n/a